Exhibit 99.1

PRESS RELEASE

Oakland, CA, August 12, 2013

Notice of FORWARD Unit Split

United States Brent Oil Fund, LP (“USBO”) announced today that it will execute a two-for-one forward unit split for holders of USBO units (“Unitholders”). The forward unit split will apply to all Unitholders of record as of the close of the markets on August 26, 2013, payable after the close of markets on August 28, 2013. USBO will trade at its post-split price on August 29, 2013 (the “ex-date”). USBO’s ticker symbol and CUSIP, “BNO” and 91167Q100, respectively, will not change, and units of USBO will continue to trade on the NYSE Arca. John Hyland, Chief Investment Officer of United States Commodity Funds LLC (the “General Partner”), stated “Although a forward stock split will not change the basic economics of each of our investor’s current holdings, we hope that a reduction in the value of each unit, and the proportionate increase in the number of units outstanding, will translate in higher daily trading volume which should be a benefit to investors.”

The forward unit split will increase the number of USBO’s units outstanding and will result in a proportionate decrease in the net asset value per unit (“NAV”) of USBO. As a result of the forward unit split, Unitholders will receive two post-split units of USBO for every one pre-split unit of USBO they hold. Immediately after the forward unit split is effective, USBO’s post-split units will have an NAV that is two times lower than that of pre-split units.

The forward unit split will affect all of USBO’s Unitholders. The forward unit split will not affect any Unitholder’s percentage interest in USBO.

Illustration of a Forward Unit Split

The following table shows the effect of a hypothetical 2 for 1 forward unit split:

Table 1. Hypothetical Example of a 2-for-1 Forward Unit Split:

Period	# of Units	Net Asset Value (NAV)	Total Value
Pre-Split	100	$80	$8,000
Post-Split	200	$40	$8,000

The General Partner does not anticipate that there will be any fractional units or “Odd-Lot” units created as a result of the forward unit split.

For a further discussion about USBO and the risks associated with an investment in USBO, see USBO’s Prospectus, which is available at www.unitedstatesbrentoilfund.com.

Frequently Asked Questions About the Forward Unit Split

1.	What is a forward unit split?

A forward unit split increases the number of a fund’s outstanding units and results in a proportionate decrease in the net asset value per unit (“NAV”) for that fund based on a predetermined ratio. In a 2-for-1 forward unit split, every 1 pre-split unit held by a Unitholder are replaced with 2 post-split units that has an NAV that is two times lower than that of the pre-split units.

2.	How does the forward unit split affect a Unitholder’s investment in USBO?

The economic value of USBO’s units will not change as a result of the forward unit split. After the forward unit split, a Unitholder will own more USBO units, but each USBO unit will have an NAV that is two times lower than that of the pre-split USBO units.

The forward unit split will not affect any Unitholder’s percentage interest in USBO. The General Partner does not anticipate that there will be any fractional units or “Odd-Lot” units created as a result of the forward unit split.

3.	How many units of USBO will be received as a result of the forward unit split?

USBO will undergo a 2 for 1 forward unit split. Each USBO Unitholder entitled will receive 2 post-split units for every 1 pre-split unit held. No Unitholder will receive fractional units.

4.	When will the USBO forward unit split take place?

The forward unit split will apply to all Unitholders of record as of the close of the markets on August 26, 2013, payable after the close of markets on August 28, 2013. The number of issued and outstanding USBO units will increase as a result. Post-split USBO units will begin trading on the NYSE Arca, on a split-adjusted basis, on August 29, 2013 (the “ex-date”). The ticker symbol and CUSIP number for USBO will not change.

5.	Why has USBO decided to forward split its units?

USBO has decided to implement the forward unit split for two reasons. First, the forward unit split is expected to increase the marketability and liquidity of USBO units. Second, the forward unit split is anticipated to improve USBO’s tracking of the changes in percentage terms of the price of Brent crude oil, as measured by changes in the price of the “Benchmark Futures Contract” (as defined in the Prospectus).

6.	Will the forward unit split be a taxable transaction for USBO Unitholders?

No, the General Partner does not anticipate that the unit split will be a taxable transaction as the General Partner does not anticipate there will be any fractional units.

7.	What will happen to USBO units sold before August 26, 2013 (the “Record Date”)?

Sales of USBO units occurring before the close of trading on August 26, 2013, the date of the Record Date, will not be impacted by the forward unit split.

8.	What will happen to USBO units purchased between August 26, 2013 (the “Record Date” and August 28, 2013 (the “Payment Date”)?

Purchases of USBO units occurring between August 26, 2013 (the “Record Date”) and August 28, 2013 (the “Payment Date”) would take place before the forward unit split ex-date, and therefore the transaction would be executed at the pre-split price and quantity. On and after August 29, 2013 (the “ex-date”), a USBO Unitholder will hold more units of USBO, but those units will have a lower NAV.

9.	What will happen to USBO units purchased or sold on or after August 29, 2013?

USBO units purchased or sold on or after August 29, 2013 will reflect the forward unit split. Starting on August 29, 2013 (the “ex-date”) there will be more units of USBO available for purchase or sale, but the NAV per USBO unit will be lower.

10.	Will there be a new ticker or CUSIP number associated with the forward unit split? No,

USBO’s ticker symbol, “BNO”, and CUSIP Number 91167Q100 will not change as a result of the forward unit split.

11.	Will the USBO forward unit split affect a Limit or Good ‘Til Cancelled Order?

No, the USBO forward unit split will not affect a Limit or Good ‘Til Cancelled Order. Unit splits reduce the buy side prices and increase the buy side order units by the percentage amount of the unit split.

An investment in units issued by USBO involves risks. These risks can significantly impact the market value of USBO’s units. Some of the risks you may face are summarized below:

•	There is the risk that the changes in the price of USBO’s units on the NYSE Arca will not closely track the changes in the price of Brent crude oil. This could happen if the price of units traded on the NYSE Arca does not correlate closely with USBO’s NAV; the changes in USBO’s NAV do not closely correlate with the changes in the price of the Benchmark Futures Contract; or the changes in the price of the Benchmark Futures contract do not closely correlate with the changes in the cash or spot price of Brent crude oil. This is a risk because if these correlations do not exist, then investors may not be able to use USBO as a cost-effective way to invest directly in Brent crude oil or as a hedge against the risk of loss in Crude Oil-related transactions.
•	USBO seeks to have the daily changes in its units’ NAV in percentage terms track daily changes in the price of Brent crude oil in percentage terms rather than profit from speculative trading in Crude Oil Interests. The General Partner therefore endeavors to manage USBO’s positions in Crude Oil Interests so that USBO’s assets are, unlike those of other commodity pools, not leveraged (i.e., so that the aggregate value of USBO’s unrealized losses from its investments in such Crude Oil Interests in any time will not exceed the value of USBO’s assets). There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits USBO to become leveraged, you could lose all or substantially all of your investments if USBO’s trading positions suddenly turn unprofitable. These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner.

•	The price relationship between the near month contract to expire and the next month contract to expire that compose the Benchmark Futures Contract will vary and may impact both the total return over time of USBO’s NAV, as well as the degree to which its total return tracks other crude oil price indices’ total returns. In cases in which the near month contract’s price is lower than the next month contract’s price (a situation known as “contango” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to decline as it approaches its expiration. In cases in which the near month contract’s price is higher than the next month contract’s price (a situation known as “backwardation” in the futures markets), then absent the impact of the overall movement in crude oil prices the value of the benchmark contract would tend to rise as it approaches expiration.
•	Investors may choose to use USBO as a means of investing indirectly in Brent crude oil and there are risks involved in such investments. The risks and hazards that are inherent in the crude oil industry may cause the price of crude oil to widely fluctuate. The exploration for, and production of, crude oil is an uncertain process with many risks. The cost of drilling, completing and operating wells for crude oil is often uncertain, and a number of factors can delay or prevent drilling operations and production.
•	Investors, including those who participate in the crude oil industry, may choose to use USBO as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedger’s opportunity to benefit from a favorable market movement.
•	Unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, USBO generally does not distribute cash to limited partners or other Unitholders. You should not invest in USBO if you need cash distributions from USBO to pay taxes on your share of income and loss of USBO, if any, or for any other reason.
•	USBO invests primarily in Futures Contracts, and particularly in Futures Contracts traded on the New York Mercantile Exchange.
•	Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, USBO’s future performance, or USBO’s future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. USBO does not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Please see USBO’s periodic reports and other filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business. The forward-looking statements and projections contained in this press release are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934.

For a further discussion about USBO and the risks associated with an investment in USBO, see USBO’s Prospectus, which is available at www.unitedstatesbrentoilfund.com. USBO is distributed by ALPS Distributors, Inc.